Form 4 - Exhibit 99
                               -------------------

Name of Reporting Person:  Anthony Giordano, III
Name of Issuer:            Monmouth Community Bancorp (MCBK)
Transaction Date:          December 1, 2003

               Explanation of Responses and Additional Information
               ---------------------------------------------------

In addition to the Incentive Stock Options for shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns: (i) 4,630.51 Non-Qualified Stock Options for shares of Common Stock of the Issuer (2,315.25, or 50%, became exercisable on August 31, 2000 and 1,157.63, or 25%, became exercisable on August 31, 2001 and 2002, respectively). The expiration date and exercise price for each of the 4,630.51 Non-Qualified Stock Options is August 31, 2010 and $9.29, respectively. The exercise price and number of these Non-Qualified Stock Options have been adjusted to account for the 5% stock distribution made to the shareholders of the Issuer on December 31, 2002, December 31, 2001 and December 31, 2000; and (ii) 4,410 Non-Qualified Stock Options for shares of Common Stock of the Issuer (1,102.5, or 25%, became exercisable on August 31, 2002 and 2003, respectively, and 1,102.5, or 25%, become exercisable on August 31, 2004 and 2005, respectively). The expiration date and exercise price for each of the 4,410 Non-Qualified Stock Options is August 31, 2011 and $9.61, respectively. The exercise price and number of Non-Qualified Stock Options have been adjusted to account for the 5% stock distribution made to the shareholders of the Issuer on December 31, 2002 and December 31, 2001.